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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13G
                                (RULE 13d-102)


       INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
        13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13d-2(b)


                           (Amendment No.     )(1)
                                          ----


                              AHL SERVICES, INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)




                    COMMON STOCK, PAR VALUE $0.01 PER SHARE
--------------------------------------------------------------------------------
                        (Title of Class of Securities)




                                  001296 10 2
--------------------------------------------------------------------------------
                                (CUSIP Number)




                                 MARCH 2, 1997
--------------------------------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [   ]  Rule 13d-1(b)

    [   ]  Rule 13d-1(c)

    [ X ]  Rule 13d-1(d)


---------------
        (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





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CUSIP NO. 001296 10 2                   13G            PAGE   2   OF   6   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          FRANK A. ARGENBRIGHT, JR.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER                      7,266,340
  NUMBER OF
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER                      671,160
  OWNED BY
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER                 7,266,340
 PERSON WITH
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER                 671,160

                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                      7,937,500
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       45.7%(1)
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
                                                                 IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!


  (1)     Assumes that 17,375,492 shares of Common Stock are outstanding.


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ITEM 1(A). NAME OF ISSUER:

     AHL Services, Inc.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     3353 Peachtree Road, NE
     Suite 1120, North Tower
     Atlanta, Georgia 30326

ITEM 2(A).  NAME OF PERSON FILING:

     Frank A. Argenbright, Jr.

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

     3353 Peachtree Road, NE
     Suite 1120, North Tower
     Atlanta, GA 30326

ITEM 2(C).  CITIZENSHIP:

     U.S.A.

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

     Common Stock, par value $0.01 per share

ITEM 2(E).  CUSIP NUMBER:

     001296 10 2

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
         (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

          (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.


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           (c) [ ]  Insurance company as defined in Section 3(a)(19) of the
                    Exchange Act.

           (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

           (e) [ ]  An investment adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E);

           (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

           (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

           (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

           (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

           (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

ITEM 4. OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:     7,937,500
                                    --------------------------------------------

     (b) Percent of class:              45.7%
                           -----------------------------------------------------

     (c) Number of shares as to which such person has:

     (i)   Sole power to vote or to direct the vote                   7,266,340
                                                    ----------------------------

     (ii)  Shared power to vote or to direct the vote                   671,160
                                                      --------------------------

     (iii) Sole power to dispose or to direct the disposition of      7,266,340
                                                                 ---------------

     (iv)  Shared power to dispose or to direct the disposition of      671,160
                                                                   -------------


     Instruction: For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).


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ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than
five percent of the class of securities, check the following [    ].

     Instruction. Dissolution of a group requires a response to this term.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not Applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

     Not Applicable.

ITEM 10. CERTIFICATIONS.

     Not Applicable.



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                                   SIGNATURE



        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                        February 9, 1999
                                       ----------------------------------------
                                                        (Date)



                                        /s/ Frank A. Argenbright, Jr.
                                       ----------------------------------------
                                                      (Signature)




                                        Frank A. Argenbright, Jr./
                                        Chairman and Co-Chief Executive Officer
                                       ----------------------------------------
                                                      (Name/Title)



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